Exhibit 99.1

Investor Relations:	Media Contact:
Randy Scherago	Val Webb
GeoEye	GeoEye
(703) 480-7529	(303) 254-2120
scherago.randy@geoeye.com	webb.val@geoeye.com

GeoEye Reports First Quarter 2011 Earnings Results

-- Conference Call Scheduled for Tuesday, May 10, 2011, 8:30 a.m. EDT --

HERNDON, Va. (May 9, 2011) - GeoEye, Inc. (NASDAQ: GEOY), a leading source of geospatial information and insight, announced today results for its fiscal first quarter ended March 31, 2011.

“During the quarter, GeoEye achieved revenue growth and operating results that were in line with our expectations,” said Matt O’Connell, GeoEye’s chief executive officer and president. “We have continued our focus on the successful execution of our multi-billion-dollar EnhancedView award; the commercial deployment of our Web dissemination services platform, EyeQ™; and the integration of our GeoEye Analytics business. We are very pleased with the competitive position we have in our government, commercial and international markets and with the revenue visibility that we have into the remainder of the year.”

FIRST QUARTER RESULTS

Total revenues were $86.6 million for the first quarter of 2011, a 7.8 percent increase from the first quarter of 2010. The net income available to common stockholders for the first quarter of 2011 was $10.0 million, or $0.44 per fully diluted share, compared to net income of $0.8 million, or $0.04 per fully diluted share, for the first quarter of 2010. Adjusted net income available to common shareholders (a non-GAAP measurement that excludes the impact of non-operating charges, gains and one-time charges and tax benefits) for the first quarter of 2011 was also $10.0 million, or $0.44 per diluted share, as compared to $11.2 million, or $0.52 per diluted share, in the same period in 2010.

Operating profit was $24.2 million for the first quarter of 2011. Operating margin was 27.9 percent for the first quarter of 2011, compared to 33.0 percent in the first quarter of 2010. Adjusted EBITDA (a non-GAAP measurement defined as net income before interest, taxes, depreciation, amortization, non-cash recognition of stock compensation expense and other items) was approximately $43.8 million for the first quarter of 2011, compared to $43.5 million in the same period in 2010.

The Company ended the first quarter of 2011 with unrestricted cash, cash equivalents and short-term investments of $280.1 million; total assets of approximately $1.3 billion; stockholders' equity of $457.2 million and long-term debt of $508.8 million.

FIRST QUARTER 2011 OPERATING HIGHLIGHTS

Revenue Mix
●
Imagery revenues in the first quarter of 2011 were $59.0 million, or 68.1 percent of total revenues. Production and other services revenues were $21.6 million, or 24.9 percent of total revenues. The NextView cost share accounted for revenues of $6.0 million, or 7 percent of total revenues.

Geographic Information
●
Domestic revenues were $67.1 million for the first quarter of 2011, or 77.4 percent of total revenues for the period. International revenues were $19.6 million for the first quarter of 2011, or 22.6 percent of total revenues for the period.

●
Domestic revenues increased 12.2 percent for the first quarter of 2011, compared to the same period in 2010. International revenues decreased 5.1 percent for the first quarter of 2011, compared to the same period in 2010.

GeoEye Capital Expenditures and GeoEye-2 construction
●
During the quarter, the Company invested $79.4 million for the continued development and construction of the GeoEye-2 satellite. To date, the Company has invested $389.3 million in the GeoEye-2 satellite program.

FISCAL YEAR 2011 FINANCIAL OUTLOOK

For the full year, the Company is raising the lower end of its previous guidance as to revenue, adjusted EBITDA and earnings per share. Our new expectations for 2011 are for revenues to range from $365 to $380 million, adjusted EBITDA to range from $175 to $185 million and earnings per share of $1.75 to $2.00.

These estimates represent management's current expectations about the Company's future financial performance, based on information available at this time.

CONFERENCE CALL INFORMATION

GeoEye, Inc. (NASDAQ: GEOY) will host a conference call for investors and analysts to discuss financial results for the first quarter, which ended March 31, 2011.

When: May 10, 2011, at 8:30 a.m. Eastern Daylight Time

To Participate: To participate in the call via phone, domestic callers may dial toll-free 1-877-776-4039 approximately 10 minutes prior to the start time. International callers may dial 1-631-291-4808. Callers may identify themselves to the operator as GeoEye conference call participants or by using the conference ID number: 55951526. Questions will be accepted from phone participants during the live call after prepared remarks and as time permits.

The conference call will also be webcast on the "Investor Relations" section of the Company's corporate Web site, www.geoeye.com. To directly access the live webcast go to: http://www.geoeye.com/CorpSite/corporate/investor-relations/Default.aspx and click on the "May 10, 2011 Investor Update Webcast" link. Please allow 15 minutes before the scheduled start time to register, download and install any necessary audio software.

Replay: An audio replay of the first quarter conference call will be available through midnight May 17, 2011, by dialing (800) 642-1687 and typing in the conference ID number: 55951526.

An archived webcast of the conference call will be available at the same URL address approximately two hours after the conclusion of the call.

Selected financial results for the Company are as follows (dollars in thousands, except earnings per share):

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010	Change
	(unaudited)
Revenues	$86,626	$80,389	$6,237
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	31,312	24,481	6,831
Depreciation and amortization	16,726	16,022	704
Selling, general and administrative	14,394	13,382	1,012
Total operating expenses	62,432	53,885	8,547
Income from operations	24,194	26,504	(2,310)
Interest expense, net	(4,523)	(8,243)	3,720
Other non-operating expense	-	(10,474)	10,474
Loss from early extinguishment of debt	-	(37)	37
Income before provision for income taxes	19,671	7,750	11,921
Provision for income taxes	(7,424)	(6,976)	(448)
Net income	12,247	774	11,473
Preferred stock dividends	(986)	-	(986)
	11,261	774	10,487
Income allocated to participating securities	(1,224)	-	(1,224)
Net income available to common stockholders	$10,037	$774	$9,263

Earnings per share
Basic	$0.46	$0.04	$0.42
Diluted	$0.44	$0.04	$0.40
Weighted average shares basic	22,043	21,068
Weighted average shares diluted	22,757	21,687

CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2011	2010	Change
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$245,040	$283,233	$(38,193)
Short-term investments	35,088	50,124	(15,036)
Accounts receivable - trade and unbilled receivables, net	33,736	42,868	(9,132)
Income tax receivable	33,347	34,385	(1,038)
Restricted cash	4,207	3,952	255
Prepaid expenses and other current assets	17,705	16,183	1,522
Total current assets	369,123	430,745	(61,622)
Property, plant and equipment, net	49,936	35,924	14,012
Satellites and related ground systems, net	763,469	697,126	66,343
Goodwill	71,228	71,568	(340)
Intangible assets, net	14,012	14,943	(931)
Non-current restricted cash	9,835	10,822	(987)
Other non-current assets	7,571	7,957	(386)
Total assets	$1,285,174	$1,269,085	$16,089

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$72,834	$70,936	$1,898
Current portion of deferred revenue	49,684	50,533	(849)
Current deferred tax liabilities	6,656	6,656	-
Total current liabilities	129,174	128,125	1,049
Long-term debt	508,846	508,160	686
Long-term deferred revenue, net of current portion	154,266	161,673	(7,407)
Non-current income tax reserve	626	626	-
Deferred tax liabilities	28,760	21,336	7,424
Other non-current liabilities	6,291	5,922	369
Total liabilities	827,963	825,842	2,121
Commitments and contingencies	-	-	-
Stockholders' equity:
Series A convertible preferred stock	1	1	-
Common stock	222	221	1
Additional paid-in capital	370,429	367,723	2,706
Retained earnings	86,559	75,298	11,261
Total stockholders' equity	457,211	443,243	13,968
Total liabilities and stockholders' equity	$1,285,174	$1,269,085	$16,089

 CONSOLIDATED STATEMENTS OF CASH FLOWS INFORMATION
(in thousands)

	Three Months Ended March 31,
	2011	2010	Change
	(unaudited)

Net cash provided by operating activities	$37,322	$29,440	$7,882
Net cash used in investing activities	(75,260)	(26,743)	(48,517)
Net cash (used in) provided by financing activities	(255)	15,940	(16,195)
Net (decrease) increase in cash and cash equivalents	(38,193)	18,637	(56,830)
Cash and cash equivalents, beginning of period	283,233	208,872	74,361
Cash and cash equivalents, end of period	$245,040	$227,509	$17,531

ADJUSTED EBITDA
(in thousands)

	Three Months Ended March 31,
	2011	2010
Net income	$12,247	$774
Adjustments:
Interest expense, net	4,523	8,243
Loss from early extinguishment of debt	-	37
Provision for income taxes	7,424	6,976
Depreciation and amortization	16,726	16,022
Non-cash stock-based compensation expense	2,845	993
Non-cash change in fair value of financial instrument	-	10,474
Adjusted EBITDA	$43,765	$43,519

Adjusted EBITDA is a non-GAAP financial measure that represents net income before depreciation and amortization expenses, net interest income or expense, provision for income taxes, non-cash stock-based compensation expense and other items.  We believe that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing operations.  However, Adjusted EBITDA is not a recognized term under financial performance under GAAP, and our calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures of other companies.

ADJUSTED NET INCOME AVAILABLE TO COMMON STOCKHOLDERS AND ADJUSTED DILUTED EPS
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010

Net income available to common stockholders	$10,037	$774
Adjustments:
Non-cash change in fair value of financial instrument	-	10,474

Adjusted net income available to common stockholders	$10,037	$11,248

Adjusted fully diluted shares	22,757	21,687
Adjusted diluted EPS	$0.44	$0.52

Adjusted Net Income Available to Common Stockholders is a non-GAAP financial measure that represents net income available to common stockholders before other items, net of tax. Adjusted Diluted EPS is a non-GAAP financial measure that represents fully diluted earnings per share before other items, net of tax. We believe that Adjusted Net Income Available to Common Stockholders and Adjusted Diluted EPS provide useful information to investors because they allow investors to evaluate our performance for different periods on a more comparable basis by excluding items that are not related to the ongoing operations of our business. However, Adjusted Net Income Available to Common Stockholders and Adjusted Diluted EPS are not recognized terms under financial performance under GAAP, and our calculation of Adjusted Net Income Available to Common Stockholders and Adjusted Diluted EPS may not be comparable to the calculation of similarly titled measures of other companies.

About GeoEye
GeoEye is a leading source of geospatial information and insight for decision makers and analysts who need a clear understanding of our changing world to protect lives, manage risk and optimize resources. Each day, organizations in defense and intelligence, public safety, critical infrastructure, energy and online media rely on GeoEye's imagery, tools and expertise to support important missions around the globe. Widely recognized as a pioneer in high-resolution satellite imagery, GeoEye has evolved into a complete provider of geospatial intelligence solutions. In August 2010, GeoEye was named one of Fortune Magazine’s “100 Fastest-Growing Companies” in the United States. GeoEye is a public company listed on NASDAQ as GEOY and is headquartered in Herndon, Virginia with more than 700 employees worldwide. Learn more at www.geoeye.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions are intended to identify forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements relating to growth, expected levels of expenditures and statements expressing general optimism about future operating results, are forward-looking statements. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements and those presented elsewhere by our management from time to time are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. These risks and uncertainties include, but are not limited to, those described in "Risk Factors" included in our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2010, which we filed with the Securities and Exchange Commission ("SEC") on March 15, 2011, and our Quarterly Report on Form 10-Q for the period ended March 31, 2011, which is expected to be filed with the SEC on May 10, 2011. Copies of all SEC filings may be obtained from the SEC's EDGAR Web site, http://www.sec.gov/, or by contacting: William L. Warren, Executive Vice President, General Counsel and Secretary, at 703-480-5672.

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